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Wesco International / 225 West Station Square Drive, Suite 700 / Pittsburgh, PA 15219

Wesco Announces New $1 Billion Share Repurchase Authorization
PITTSBURGH, June 1, 2022/Business Wire/ -- Wesco International (NYSE: WCC) today announced that its board of directors approved a new $1 billion share repurchase program. The Company expects to repurchase common and preferred shares from time to time subject to the company’s repurchase program limit, its capital plan, market conditions and other factors, including regulatory restrictions and required approvals, if any.
John Engel, Wesco's Chairman, President and CEO, said, "The new share repurchase authorization of up to $1 billion demonstrates continued confidence in our long-term growth outlook and our ability to consistently generate strong free cash flow.  Following our transformational combination with Anixter in June of 2020, we have deployed cash to support the growth of our business and the integration of Anixter while rapidly deleveraging our balance sheet.  Now that we expect to be within our target leverage range during the second quarter, we are adding another important tool to opportunistically drive further shareholder value."
The Company may utilize various methods to effect repurchases of its shares under the repurchase program, which could include open market repurchases, negotiated block transactions, accelerated share repurchases or open market solicitations for shares, some of which may be effected through Rule 10b5-1 plans. The share repurchase program does not obligate Wesco to acquire a specific dollar amount or number of shares and may be extended, modified, or discontinued at any time.
About Wesco International
Wesco International (NYSE: WCC) builds, connects, powers and protects the world. Headquartered in Pittsburgh, Pennsylvania, Wesco is a FORTUNE 500® company with more than $18 billion in annual sales and a leading provider of business-to-business distribution, logistics services and supply chain solutions. Wesco offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs approximately 18,000 people, partners with the industry’s premier suppliers, and serves thousands of customers around the world, including more than 90% of FORTUNE 100® companies. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, Wesco provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. Wesco operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Contact Information
Investor Relations	Corporate Communications
Will Ruthrauff Director, Investor Relations 484-885-5648	Jennifer Sniderman Sr. Director, Corporate Communications 717-579-6603